EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is made this 3rd day of September, 1998, by and between William J. Merritt, a Pennsylvania resident (the "Employee"), and InterDigital Communications Corporation, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the "Company"), with reference to the following recitals:

     A. The Company is engaged in the business of developing and marketing certain types of advanced digital wireless telecommunications systems using proprietary technologies for voice and data communications, as more particularly described in the Company's Form 10-K as filed from time to time, and the licensing of wireless digital telephone technology (the "Business").

     B. Employee serves in the position of Vice President-Law of the Company.

     C. The Company and Employee desire to provide for Employee's rights in the event of a termination of Employee's employment relationship with Company.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:


     1. Termination by Employee. Employee may terminate Employee's employment hereunder at any time, for Good Reason or without Good Reason, effective upon the date designated by Employee in written notice of the termination of his employment hereunder pursuant to this Section 1; provided that, such date shall be at least four (4) weeks after the date of such notice. For purposes of this Agreement, Good Reason shall mean the failure by the Company to pay in a timely manner base salary or any other material form of compensation or material Benefit to be paid or provided to Employee which failure is not cured within ten
(10) business days after notice to Company. In the event of a termination of Employee's employment hereunder pursuant to this Section 1, this Agreement shall terminate effective upon receipt by Company of Employee's notice of termination. In such event, Employee's rights to compensation and benefits hereunder shall terminate as of the date of termination, except that Employee shall be entitled to the accrued and unpaid base salary, employee benefits (including expense reimbursement) as shall be provided to similarly situated executive employees of the Company ("Benefits") and other forms of compensation and bonus payable or provided in accordance with the terms of any then existing compensation, bonus or benefit plan or arrangement ("Other Compensation") up through the date of termination. In addition, solely if such termination is for Good Reason and provided Employee signs Company's standard form termination letter as provided for in Section 9 below, Employee shall be entitled to receive (i) severance in an amount equal to the Employee's base salary and (ii) medical and dental coverage on terms

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and conditions comparable to those most recently provided to the Employee pursuant to this Agreement, both for the period of twelve (12) months commencing upon the date of such termination. Such severance shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld by the Company and shall be withheld and paid in accordance with the Company's normal payroll practice for its employees from time to time in effect. Except as specifically set forth in this Section 1, all base salary, Benefits and Other Compensation shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to Employee. Except as specifically set forth in this
Section 1, the Company shall have no liability or obligation to Employee or any other person claiming under or through him by reason of such termination.

     2. Termination for Cause. If Company terminates Employee's employment for Cause, then this Agreement shall terminate immediately and Employee's rights to compensation and benefits hereunder shall terminate as of the date of termination, except that Employee shall be entitled to the accrued and unpaid portion of his base salary, Benefits and Other Compensation up through the date of termination. For purposes of this Agreement, the term "Cause" shall mean that
(i) Employee violates or breaches any Company policy; or (ii) Employee commits an act involving any type of willful misconduct with respect to the Company, including without limitation fraud, embezzlement, theft or proven dishonesty in the course of his employment; or (iii) Employee commits an act or omission which results in or is intended to result in gain or personal enrichment of Employee at the expense of Company; or (iv) during the term of Employee's employment, Employee is convicted of a felony. Except as specifically set forth in this
Section 2, the Company shall have no liability or obligation to Employee or any other person claiming under or through him by reason of such termination.

     3. Termination on Death. If Employee dies, then this Agreement shall terminate immediately and Employee's rights to compensation and benefits hereunder shall terminate as of the date of death, except that Employee's executors, legal representatives or administrators shall be entitled to the accrued and unpaid portion of his base salary, Benefits and Other Compensation up through the date of death. Except as specifically set forth in this Section 3, the Company shall have no liability or obligation hereunder to Employee's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him by reason of Employee's death, except that Employee's executors, legal representatives, administrators, or beneficiaries will be entitled to receive the payment prescribed under any life, death or disability benefits plan in which he is a participant as an employee of the Company, and to exercise any rights afforded under any compensation or benefit plan then in effect.

     4. Termination on Disability. In the event of a long-term disability of the Employee (as such term is defined in the Company's Long-Term Disability Plan) such that the Employee is not otherwise qualified to perform the essential functions of the job with or without reasonable accommodation ("Disability"), Employee's employment hereunder may be terminated by the Company.

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In such event, this Agreement shall terminate on the date of termination and
Employee will be entitled to receive all accrued and unpaid base salary and Benefits and Other Compensation, including payments prescribed under any disability insurance plan or arrangement in which Employee is a participant. Except as specifically set forth in this Section 4, the Company shall have no liability or obligation to Employee or any other person claiming under or through him by reason of Employee's disability or such termination.

     5. Termination Without "Cause". The Company may terminate Employee's employment hereunder at any time, for any reason, without cause, effective upon the date designated by the Company. In the event Company terminates employee's employment without Cause or Disability, as set forth above, this Agreement shall terminate on the date of termination and Employee shall be entitled to receive all accrued but unpaid base salary, Benefits and Other Compensation up to the date of termination. In addition, provided Employee signs Company's standard form termination letter as provided for in Section 9 below, Employee shall be entitled to receive (i) severance in an amount equal to Employee's base salary and (ii) medical and dental coverage on terms and conditions comparable to those most recently provided to the Employee pursuant to this Agreement, both for the period of twelve (12) months commencing upon the date of such termination. Such severance shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld by the Company and shall be withheld and paid in accordance with the Company's normal payroll practice for its employees from time to time in effect. Except as specifically set forth in this Section 5, the Company shall have no liability or obligation to Employee or any other person claiming under or through him by reason of such termination.

     6. Termination for Absenteeism

          (a) Regular attendance at work or in conducting work is an essential element of Employee's job. Without limiting the Company's right to terminate Employee pursuant to Section 2 or 4 herein, in the event that Employee is absent for more than one hundred and fifty (150) days within any twelve (12) month period, Employee's employment hereunder may be terminated by Company.

          (b) In the event of a termination of Employee's employment hereunder pursuant to Section 6(a), Employee will be entitled to receive all accrued and unpaid (as of the date of such termination) base salary and Benefits and Other Compensation, including payments prescribed under any disability or life insurance plan or arrangement in which Employee is a participant or to which Employee is a party as an employee of the Company. In addition, for a period of twelve (12) months following such termination, Employee shall be entitled to receive (i) regular installments of base salary at the rate in effect at the time of such termination, such amount being reduced by the amount of payments received by the Employee with respect to this period pursuant to any Social Security entitlement or any long term disability or any other employee benefit plan, policy or program maintained to provide benefits in the event of disability in which the Employee was entitled to participate at the time of termination under Section 6(a), and
     (ii) medical and dental coverage on terms and conditions comparable to those most recently

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provided to the Employee pursuant to this Agreement, to the extent such coverage is not provided under other Company policies, plans or programs relating to Disability. Except as specifically set forth in this Section 6(b), the Company shall have no liability or obligation to Employee for compensation or benefits hereunder by reason of such termination.

     7. Change of Control.

          (a) If there is a Change of Control during the Term, and Employee's employment with the Company hereunder is terminated within one (1) year following such Change of Control by the Company (except for cause) or by Employee (whether or not for Good Reason), Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) base salary, Benefits and Other Compensation. In addition, (i) Employee shall be entitled to receive, on the date of such termination, an amount equal to two (2) years' worth of Employee's base salary, and (ii) all stock options granted to Employee by Company which pursuant to the terms of the applicable stock option plan vest upon a Change in Control (e.g., Section 17(b) of the 1995 Stock Option Plan for Employees and Outside Directors) shall vest. Except as specifically set forth in this
     Section 7, all base salary, Benefits and Other Compensation shall cease at the time of such termination, subject to the terms of any benefit or compensation plans then in force and applicable to Employee, and the Company shall have no liability or obligation hereunder by reason of such termination.

          (b) For purposes of this Section 7, a "Change of Control" means the acquisition (including by merger or consolidation, or by the issuance by the Company of its securities) by one or more persons in one transaction or a series of related transactions, of more than fifty percent (50%) of the voting power represented by the outstanding stock of the Company on the date hereof. For these purposes,"Person" means an individual, partnership, corporation, joint venture, association, trust, unincorporated association, other entity or association.

     8. Covenant Not to Compete. The Employee shall not, during the term of his employment (the "Term") and thereafter for the Restricted Period (as defined below), do any of the following, directly or indirectly, without the prior written consent of the Company:

          (a) engage or participate in any product business directly competitive with the Business of the Company or of any subsidiary or affiliate of the Company as conducted during the Term with respect to any period during the Term, or upon the termination of Employee's employment hereunder with respect to any period thereafter;

          (b) become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any person, firm, corporation, association or other entity engaged in any business that is competitive with the Business of the Company or of any subsidiary or affiliate of the Company as conducted during the Term with respect to any period during the Term, or upon the termination of Employee's employment hereunder with respect to any period thereafter, or become interested in (as owner, stockholder, lender, partner, co-venturer,

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director, officer, employee, agent, consultant or otherwise) any portion of the business of any person, firm, corporation, association or other entity where such portion of such business is competitive with the Business of the Company or of any subsidiary or affiliate of the Company as conducted during the Term with respect to any period during the Term, or upon termination of Employee's employment hereunder with respect to any period thereafter. Notwithstanding the foregoing, Employee may hold not more than one percent (1%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in activities referenced in Section 8(a) hereof;

          (c) influence or attempt to influence any licensee, strategic partner, supplier, or customer of the Company or potential licensee, strategic partner, supplier or customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

          (d) influence or attempt to influence any person to either (i) terminate or modify his employment, consulting, agency, distributorship or other arrangement with the Company, or (ii) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an employee, consultant, agent or distributor of the Company at any time during the twelve (12) month period immediately preceding the termination of Employee's employment hereunder.

For purposes of this Section 8, the Restricted Period shall constitute (as applicable) (i) the period, if any, that Employee shall receive severance as set forth herein, (ii) in the event Employee's employment hereunder is terminated for Cause pursuant to Section 5 herein, a period of one (1) year following such termination, or (iii) in the event that Employee terminates this Agreement without Good Reason, so long as the Company voluntarily pays severance to Employee (which the Company shall be under no obligation to do), for the period that Employee shall receive such severance, but in no event for a period longer than one (1) year.

     9. Termination Letter. As a condition precedent to the Company's payment of severance and continuation of medical and dental insurance coverage pursuant to Sections 1 and 5 above, Employee must sign and deliver to Company Company's termination letter which includes a broad-based employment release, an obligation to return Company property and a reiteration of Employee's confidentiality obligations, within the time frame specified in the termination letter.

     10. Employee Benefits. This Agreement shall not be construed to be in lieu or to the exclusion of any other rights, benefits and privileges to which Employee may be entitled as an employee of the Company under any retirement, pension, profit-sharing, insurance, hospital or other plans or benefits which may now be in effect or which may hereafter be adopted.

     11. Notice. Any notice or communication required or permitted under this Agreement shall be in writing and made by hand delivery or sent by

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certified or registered mail, return receipt requested or by recognized overnight courier, addressed as follows:

                  If to Employee:

                        William J. Merritt
                        c/o InterDigital Communications Corporation
                        781 Third Avenue
                        King of Prussia, Pennsylvania 19406

                  If to Company:

                         InterDigital Communications Corporation
                         781 Third Avenue
                         King of Prussia, Pennsylvania 19406
                         Attn.: President

                         with a copy to:
                         General Counsel

,or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

     12. Other Agreements. Employee represents and warrants to the Company that:

          (a) There are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful Employee's execution of this Agreement or Employee's employment hereunder, or which are or would be inconsistent or in conflict with this Agreement or Employee's employment hereunder, or would prevent, limit or impair in any way the performance by Employee of his obligations hereunder,

          (b) Employee's execution of this Agreement and Employee's employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Employee is a party or by which Employee is bound,

          (c) Employee is free to execute this Agreement and to enter into the employ of the Company pursuant to the provisions set forth herein, and

          (d) Employee shall disclose the existence and terms of the restrictive covenants set forth in this Agreement to any employer that the Employee may work for during the term of this Agreement (which employment is not hereby authorized) or after the termination of the Employee's employment at the Company.

     13. Entire Agreement. This Agreement contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of Employee with the Company.

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     14. Waiver. The waiver of the breach of any term or provision of this
Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

     15. Survival. Notwithstanding anything in this Agreement to the contrary, all representations, warranties, obligations of performance, statements, responsibilities, indemnities, terms or conditions impliedly or expressly involving performance subsequent to the expiration or termination of this Agreement, or which cannot be determined to have been fully performed until after such time, or which by a fair reading of their nature are intended to survive shall be deemed to survive.

     16. Amendment. This Agreement may only be amended, modified or varied by a written document or exchange of writings signed by Employee and either the President or Chief Executive Officer of the Company.

     17. Invalidity. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it enforceable.

     16. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.


ATTEST:                                  INTERDIGITAL COMMUNICATIONS
                                          CORPORATION



By: /s/ Jane Schultz                     By: /s/ William A. Doyle
   -------------------------------          --------------------------------
   Title: Asst. Secr.                    William A. Doyle, President



                                         /s/ William Merritt
                                         -----------------------------------
                                          WILLIAM A. MERRITT





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